    Exhibit 10.8

Lisa Alonso Executive Vice President and Chief Human Resources Officer +1 949.407.0336 lalonso@healthpeak.com

February 29, 2024

John Thomas
*******
*******
Re:    Healthpeak Offer of Employment

Dear John,

Subject to and contingent upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and between Physicians Realty Trust and Healthpeak Properties and their related entities (the “Merger”), we are pleased to offer you the position of Vice Chair, reporting directly to Scott Brinker, President and Chief Executive Officer. Your start date with Healthpeak will be the closing date of the Merger, and you will continue to work at 5671 Main St., Suite 204, Sylvania, OH 43560. Additional details regarding our at-will employment offer are as follows:

1.As an exempt employee, following the closing date of the Merger, your annual base salary with Healthpeak will be $100,000 and will be paid on a semi-monthly basis. Your annual base salary for 2024 will be pro-rated based on your start date with Healthpeak.

2.Equity award grants are discretionary and are typically awarded in the first quarter of the year following the year for which performance is evaluated. Following the closing date of the Merger, we anticipate that your 2024 equity grant will be in the form of restricted stock units having a grant date value in the range of $400,000. These restricted stock units (RSUs) will be subject to a one-year annual vesting schedule, subject to your continued service through the applicable vesting date, and other terms as set forth in the underlying RSU agreement.

3.For the purposes of vacation accruals and health care and 401(k) benefit eligibility only, your original date of hire at Physicians Realty Trust will be honored and service credit will be provided under the terms of those plans or policies.

4.Subject to the approval of the Compensation and Human Capital Committee or the President and Chief Executive Officer, as applicable, you will become eligible to participate in Healthpeak’s severance practices or plans no earlier than 36 months following your start date with Healthpeak. For clarity, in the event that your employment with Healthpeak terminates for any reason prior to such date, you will not be entitled to any severance payment.

5.Performance and compensation evaluations are performed annually.

Healthpeak Properties, LLC
Offer of Employment
February 29, 2024

6.You are eligible to receive 24 days of vacation per year, which begin accruing upon your start date. Vacation hours for your initial month will be pro-rated based upon your start date in accordance with Healthpeak’s vacation policy.

7.You will be immediately eligible for health care benefits generally provided to other employees of Healthpeak. These benefits include medical, dental, vision, life and disability insurance, as well as a Section 125 Cafeteria Plan’s Health Care & Dependent Care Flexible Spending Plan and eligibility to contribute to Healthpeak’s 401(k) Plan. Healthpeak will honor your prior years of service with Physicians Realty Trust for purposes of vesting in employer matching contributions under the Healthpeak 401(k) Plan, subject to customary approvals. We will provide you with additional benefit details separately.

8.Your employment will be at-will, meaning that you or Healthpeak may terminate the employment relationship at any time, without cause or notice.

9.You acknowledge and agree that this employment offer constitutes the entire agreement and understanding between you and Healthpeak with respect to the subject matter hereof and supersedes any prior agreements, offers or promises, written or oral, with respect to the subject matter hereof (including, without limitation any employment or change in control agreement, whether written or unwritten, by and between you and Physicians Realty Trust, which agreement is hereby terminated). Notwithstanding the foregoing, you acknowledge and agree that any and all confidentiality, non-competition, non-solicitation and other restrictive covenants contained in any employment agreement, change in control agreement or other agreement between you and Physicians Realty Trust or any of its affiliates shall survive and shall remain in full force and effect in accordance with their terms.

Once you have had a chance to review this offer letter, please sign the enclosed copy of the offer letter, and return it to me by March 4, 2024.

I am available should you have any questions about the offer of employment and can be reached at 949-407-0336 or lalonso@healthpeak.com. We look forward to you joining our team!

Sincerely,

Lisa Alonso
Executive Vice President and Chief Human Resources Officer

Healthpeak Properties, LLC
Offer of Employment
February 29, 2024

*     *     *

AGREEMENT AND ACKNOWLEDGMENT

I hereby accept the terms of my at-will employment with Healthpeak as set forth in this offer letter. Additionally, I acknowledge that there have not been any other promises or representations made to me relating to my employment other than those set forth above.

/s/ John Thomas	Dated:	March 1, 2024
John Thomas